GLOBAL HEADQUARTERS
530 Herman O. West Drive ∙ Exton, PA 19341
TEL 610-594-3327 ∙ FAX 610-594-3013
rick.luzzi@westpharma.com
RICHARD D. LUZZI
Corporate Vice President Human Resources
Exhibit 10.1

April 3, 2014

[NAME]
[ADDRESS]

Re:    Your 2014 Long-Term Incentive Plan Award
Dear [NAME]:
Congratulations. On February 24, 2014, the Compensation Committee of our Board of Directors granted you the following stock option and performance-vesting share units.

Stock Option Award:	______
Target PVS Units:	______
Expected Value	$______
The expected value is calculated using the fair market value and Black-Scholes option value on the date of the award. The awards were made under the terms of our 2011 Omnibus Incentive Compensation Plan. We have attached a summary of the terms of your awards. Please read it carefully.
Additionally, for awards made in 2014 and later, the Compensation Committee has approved a special continued vesting provision for officers who meet certain age and service requirements. These requirements are set forth in Exhibit II to this Award Letter. To receive this special post-retirement vesting continuation, during that period, you will be subject to restrictive covenants. Therefore, you must execute the Exhibit II and return it to Amanda Furiato.
I am pleased that you are a participant in this long-term incentive compensation program and trust that your participation will be beneficial to both you and the Company.
Sincerely,
Enclosures

Summary of Your Stock Options
What is a stock option?
A stock option is the right to purchase a fixed number of shares at a set exercise price. The option granted by this award is a non-qualified stock option. The stock option gains value when the price of our common stock exceeds the exercise price.
How many shares may I purchase and what is the price?
The number of shares you may purchase and the exercise price are as follows:

Exercise Price	Total shares that may be purchased upon exercise
$47.34	______
May I purchase the shares immediately?
No. Subject to Exhibit II to this Award Agreement, so long as your employment with us continues, 25% of your option becomes exercisable – or “vests” – each year for the first four years following the grant date. At the end of the four-year period, you may exercise the entire option. The following chart shows when and what portion of your option becomes exercisable.

Date	Portion of the option that becomes exercisable
February 24, 2014 (grant date)	0%
February 24, 2015	25%
February 24, 2016	50%
February 24, 2017	75%
February 24, 2018 and thereafter	100%

However, in no event will your option be exercisable after the Expiration Date set forth below.
When will my option expire?
The option expires on February 24, 2024, which will be referred to as the “Expiration Date.” This means that once it becomes exercisable, the option may be exercised until February 23, 2024. In addition,

•	if you die, the option will remain exercisable for one year from your date of death;

•	if you terminate employment due to disability or retirement, the option will remain exercisable until the Expiration Date;

•	if your employment terminates for any reason other than retirement, disability, death or removal for cause, the option will expire 90 days after the termination date;

•	if we terminate your employment for cause, the option will expire on the commencement of business on your date of termination.

How do I exercise my stock option?
There are four ways to exercise a stock option.

•	Cash. You write a check to the Company for the exercise price, plus any applicable withholding taxes.

•	Already owned shares. You may deliver or attest vested shares of common stock that you own with a fair market value equal to the exercise price, plus any applicable withholding taxes.

•	Combination of shares and cash. You may use a combination of cash and stock.

•
Reduction of proceeds. You may elect to have shares you would otherwise receive upon the exercise reduced by an amount equal to the total exercise cost divided by the fair market value of the shares at the time of your exercise. In effect, you would receive the “net” shares otherwise due to you after deducting for the exercise cost, plus applicable withholding taxes.

When do I have to pay for the exercise?
The full exercise price and applicable taxes must be paid within three days of exercise.
Will I receive dividends on my unexercised options?
No. Dividends are only payable to you after you exercise your option as long as you do so before the applicable dividend record date.
Summary of Your Performance-Vesting Share Unit Award

What is a performance-vesting share unit?

A PVS Unit award represents the conditional right to receive a distribution of shares. The number of shares you will receive depends on how well the Company’s actual performance compares to specified performance goals at the end of the performance period.
What are the performance goals applicable to the PVS Unit award?
The performance levels are based on two equally weighted performance measures. The two measures of Company performance are:

•
Average return on invested capital – also called “ROIC” – is measured by dividing the average of the Company’s net operating profit (without regard to taxes) over the performance period by the average outstanding equity plus debt over that period.

•	Compounded annual revenue growth – also called “CAGR” – is the compound annual growth rate in net sales for the Company over the same period.
What is the performance period for this PVS Unit award?
The Company’s performance against the goals is measured over a three-year period that begins January 1, 2014 and ends December 31, 2016.

Your target PVS Units award presented on the first page of this letter is the number of shares of West Common Stock that you would receive if the Company obtains 100% of both of the ROIC and CAGR performance targets. Additional shares of Common Stock will be distributed under this PVS award if actual performance exceeds the target performance level, and fewer shares of Common Stock will be distributable if actual performance falls short of the target performance level. No shares of Common Stock will be paid out if actual performance falls below the minimum acceptable level.
The following table shows the performance targets for CAGR and Average ROIC and the corresponding PVS Units payouts for the 2014-2016 performance period.

Performance Range		CAGR		Average ROIC
		(applies to 50% of PVSUs)		(applies to 50% of PVSUs)
		If CAGR is:	Then the payout as a % of Target is:	If ROIC is:	Then the payout as a % of Target is:
Maximum:	150%	11.85%	200%	16.50%	200%
	125%	9.88%	150%	13.75%	150%
	110%	8.69%	120%	12.10%	120%
Target:	100%	7.90%	100%	11.00%	100%
	85%	6.72%	75%	9.35%	75%
Threshold:	70%	5.53%	50%	7.70%	50%
	< 70%	< 5.53%	-0-	<7.70%	-0-

If actual CAGR or ROIC falls between any of the performance range percentages above, the payout for that portion of your PVS Units will be determined by applying a mathematical formula to estimate the value based on the two nearest percentages.
Can my PVS Unit award be adjusted?
Yes, the Committee can change or revise the targets as it considers appropriate and make adjustments for budgeted exchange rates or an “extraordinary or special item” on a case-by-case basis. Extraordinary or special items include (1) settlement of litigation or actions brought by governmental agencies , (2) changes to the Company’s capital structure, including changes to dividend policy, share repurchase programs, mergers, acquisitions, divestitures, reorganizations and restructurings; and (3) new legislation or governmental regulations enacted or promulgated during the performance period.
When will I know how many shares I am eligible to receive?
The shares will be distributed to you in early 2017 after the ROIC and CAGR for the performance period are calculated. This will be done by the Compensation Committee after review of the Company’s audited financial statements.
Will I receive dividends on my PVS Units?
During the performance period, your account will be credited with additional PVS Units as if the target PVS Units award had been reinvested in dividends paid on Common Stock during the period. At the end of the performance period, you may receive additional shares of Common Stock equal to the amount of PVS Units credited through this dividend-reinvestment feature. If performance falls below the target levels, you will forfeit some or all of these PVS Units based on the applicable payout percentage.

May I defer receipt of my shares?
Delivery of shares upon payout may be deferred under the Deferred Compensation Plan for eligible participants in certain countries. If you are eligible, you will receive details on this deferral opportunity before the end of each performance period and the distribution provisions of the applicable plan will contain additional restrictions. Any election will similarly defer receipt of additional shares you would otherwise receive due to the deemed dividend reinvestment feature.
What happens if I terminate employment during the performance period?
Subject to Exhibit II to this Award Agreement, you will not be entitled to receive a distribution with respect to any PVS Units granted by this award if your employment terminates for any reason before the end of the performance period.
Additional Information Applicable to Both Your Stock Option and PVS Unit Award
Are there other circumstances that would lead to a forfeiture of my award or the proceeds that I receive from exercising my award?
Yes. All awards are subject to our Incentive Compensation Recovery Policy, which is attached to this award letter as Exhibit I. You are encouraged to carefully read that policy and contact me or the Law Department if you have any questions. The policy generally provides that in addition to forfeitures of all or part of your award due to your termination of employment discussed above, in certain other situations you will forfeit your award and may be required to reimburse us for the amounts you receive as a result of any option that you exercise or share of stock that you sell. Your acceptance of this award is expressly conditioned on your agreement to be subject to the Incentive Compensation Recovery Policy, including the provisions that allow us to deduct any proceeds from other sources of income payable to you. This award would not be made if you did not agree to be subject to that policy.
Does the Securities Trading Policy apply to my award?
Yes. All sales of shares of company stock (including shares earned under the PVS Unit award and shares received upon exercise of an option) and all option exercise transactions are subject to our Securities Trading Policy. Option exercises and stock sales by West’s officers who are subject to Section 16 of the Securities and Exchange Act of 1934 or on the designated persons list under our policy also must meet the review and written pre-approval by our General Counsel requirements of that policy. For information and to access the required pre-clearance form, please go to IntraWest and look under the Legal & Compliance tab.
Does my acceptance of this award guarantee me any future awards, continued employment or additional severance pay?
No. This award is granted at the sole discretion of West. Your receipt of this award does not guarantee any future awards, nor does it guarantee your continued employment with the Company. Subject to applicable law, your employment may be terminated for any reason. Additionally, this award is not part of your base pay or compensation for determination of any severance pay or benefits you may be entitled to upon termination of employment unless that is specifically agreed to in writing between you and the Company.

Where can I find additional information about my award?
This is a summary of the terms of your stock option and PVS Unit award. Your award is subject to the terms of the 2011 Omnibus Incentive Compensation Plan. This award is being delivered with an Information Statement, which gives additional information about your award and the 2011 Omnibus Incentive Compensation Plan under which it was granted. We encourage you to read the Information Statement. Additional terms and conditions may apply to your award under the terms of the Omnibus Plan.

EXHIBIT I
Incentive Compensation Recovery Policy

The Company may seek to recover incentive compensation awarded to any recipient in accordance with the terms of this policy. Each award of annual or long-term equity-based or performance-based compensation must specify that the award is subject to this policy.
Restatement of Financial Results. The Company will cancel or will seek to recover all or a portion of an award from any executive officer of the Company if the Company is required to significantly or materially restate its financial statements (other than to comply with changes to applicable accounting principles) with respect to any of the three fiscal years before the payment of the award. The Company also will not pay or will seek to recover all or a portion of an award from any award recipient whose fraud or misconduct causes the restatement of the Company’s financial statements with respect to any of the three fiscal years before the payment of the award.
Calculation Errors. Even if no financial results are restated, if an award is paid or distributed, and it is subsequently determined that the award should have been less than the amount calculated due to mathematical errors, fraud, misconduct or gross negligence, the Company may seek repayment of the award from any award recipient during the three-year period following the payment of the award.
Detrimental Conduct. If an award recipient directly or indirectly engages in conduct that competes with the Company, or any conduct that is materially inimical, contrary, harmful to, or not in the best interests of the Company or if the award recipient fails to comply with any of the material terms and conditions of the award (unless the failure is remedied within ten days after having been notified of such failure), then the Company has the discretion to immediately cancel any and all outstanding awards and require that the award recipient repay all or any portion of an award, including the gain realized on the exercise of a stock option, stock appreciation right or the disposition of any other equity-based award. To be subject to this policy, the detrimental conduct must have occurred while the award recipient was rendering service to the Company, or during the six-month period following the later of (1) the date the recipient ceases rendering service to the Company or, (2) the date the award is paid (or an option or stock appreciation right is exercised).
Exercise of Discretion. With respect to executive officers and members of the board of directors, the compensation committee has the sole and absolute authority (unless the board determines that the whole board should have such authority) to determine whether to exercise its discretion to seek repayment or cancel an award and what portion of an award should be recovered or canceled. With respect to all other award recipients, the officers of the Company have sole and absolute authority. The compensation committee, board or officers, as appropriate, will consider all relevant facts and circumstances in exercising their discretion. These facts and circumstances include: (1) the materiality of any changes to calculations or financial results, (2) the potential windfall received by recipients, (3) the culpability and involvement of the award recipients, (4) the controls in place to limit misconduct or incorrect reporting, (5) the period during which any misconduct occurred, (6) any other negative repercussions experienced by the award recipient, (7) the period that has elapsed since the date of any misconduct and (8) the feasibility and costs of recovering the compensation.
Enforcement. The board intends that this policy will be applied to the fullest extent permitted by applicable law. The Company has the authority to seek recovery through any available means including litigation or the filing of liens, if necessary. The Company also has the authority, to the extent permitted by law, to deduct the amount to be repaid from any amounts otherwise owed to the recipient, including wages or other compensation, fringe benefits, or vacation paid. Whether or not the Company elects to make any deduction, if the Company does not recover the full amount that it has determined should be recovered, the recipient must immediately repay the unpaid balance. By agreeing to accept an award, each award recipient consents to the Company’s right to make these deductions.

EXHIBIT II
Conditional Executive Officer Retirement Vesting
Notwithstanding anything in the Award Agreement to which this Exhibit is attached or the 2011 Omnibus Incentive Compensation Plan (“Plan”) to the contrary, the following vesting rules apply to awards made to elected executive officers of the Company on or after February 18, 2014.
Eligibility. To be subject to the special retirement vesting rules set forth in this Exhibit, the following criteria must be met:

1.	You have reached age 57.

2.	You have rendered 10 years of service to the Company and its affiliates.

3.	Your termination must not be due to “Cause” as defined in the Plan and not due to death or disability.

4.	You must be an elected executive officer of the Company at the time of your termination.

5.	You agree to be bound by the limitations and covenants contained in this Exhibit.
Eligible Awards. The vesting continuation described in this Exhibit will not apply to awards made in the year of your termination, unless your retirement is effective on or after the commencement of the Company’s fourth quarter (October 1). If you retire before the commencement of the Company’s fourth quarter, your awards will not continue to vest and the normal terms and conditions will apply.
Vesting Continuation. Upon retirement as described in this Exhibit and subject to limitations below, (1) all eligible PVSU awards granted to you will continue to vest based on the approved performance criteria as if you remained actively employed by the Company, and (2) all eligible option awards will also continue to vest on the same schedule as set forth in your agreement and will remain exercisable until the expiration date. PVSUs will be distributed in the same manner and at the same time as they are distributed to active employees.
Vesting Cessation Limitations. Vesting will cease and all outstanding awards will be immediately forfeited if the Committee determines in its sole and absolute discretion that any of the following circumstances have occurred:

1.	You compete with the Company as described below during the period of continued vesting;

2.	You fail to comply with any confidentiality agreements with the Company before or after your termination of employment; or,

3.	The Company determines that it could have terminated you for “Cause” due to facts or circumstances discovered after your termination of employment.
Clawback. The clawback period described in the Company’s Incentive Compensation Recovery policy is extended for the full duration of the period of continued vesting described in this Exhibit. The Compensation Committee may determine in its sole and absolute discretion that if circumstances exist that would permit the recovery of incentive compensation paid to you during this extended period, in addition to recovering this compensation, all vesting will immediately cease and the remainder of your awards will be forfeited immediately.
Non-Competition Covenant. To receive the benefits of continued vesting described in this Exhibit, you agree that during the period of continued vesting (the “Restrictive Period”), you will not, and you will not permit any of your Affiliates, or any other Person, directly or indirectly, to:

1.
engage in competition with, or acquire a direct or indirect interest or an option to acquire such an interest in any Person engaged in competition with, the Company’s Business (other than an interest of not more than 5 percent of the outstanding stock of any publicly traded company);

2.	serve as a director, officer, employee or consultant of, or furnish information to, or otherwise facilitate the efforts of, any Person engaged in competition with the Company’s Business;

3.
solicit, employ, interfere with or attempt to entice away from the Company any employee who has been employed by the Company or a Subsidiary in an executive or supervisory capacity in connection with the conduct of the Company’s Business within one year prior to such solicitation, employment, interference or enticement; or

4.
approach, solicit or deal with in competition with the Company or any Subsidiary any Person which at any time during the year immediately preceding the date of your retirement described in this Exhibit:

a.	was a customer, client, supplier, agent or distributor of the Company or any Subsidiary;

b.
was a customer, client, supplier, agent or distributor of the Company or any Subsidiary with whom employees reporting to or under your direct control had personal contact on behalf of the Company or any Subsidiary; or

c.
was a Person with whom you had regular, substantial or a series of business dealings on behalf of the Company or any Subsidiary (whether or not a customer, client, supplier, agent or distributor of the Company or any Subsidiary).

d.	As used in this Exhibit, the capitalized terms shall have the meanings set forth below:

i.	An “Affiliate” of any Person means any Person directly or indirectly controlling, controlled by or under common control with such Person.

ii.
The “Company’s Business” means: (a) the manufacture and sale of stoppers, closures, containers, medical-device components and assemblies made from elastomers, metal and plastic for the health-care and consumer-products industries, and (b) any other business conducted by the Company or any of its Subsidiaries or Affiliates during the term of this Agreement and in which you have been actively involved.

iii.	"Person” means an individual, a corporation, a partnership, an association, a trust or other entity or organization.

iv.	“Subsidiary” has the meaning ascribed to the term by section 425(f) of the United States Internal Revenue Code of 1986, as amended.
Enforcement. Should any provision of this Exhibit be adjudged to any extent invalid by any competent tribunal, that provision will be deemed modified to the extent necessary to make it enforceable.

ACCEPTED AND AGREED:

Signature	Date